EXHIBIT 99.1







FOR IMMEDIATE RELEASE                         Contact:  Michael J. Jeffries
                                              (732) 542-2800
December 13, 2005



       OSTEOTECH'S NEW PRODUCT, GRAFTCAGE(TM) ACX, RECEIVES FDA CLEARANCE


Osteotech, Inc. (NASDAQ: OSTE) announced today that the Food and Drug Administration ("FDA") has cleared its 510(k) application for the Company's new GraftCage(TM) ACX, for use in the thoracic and lumbar spine, which the Company expects to launch in the first quarter of 2006. The GraftCage(TM) ACX is designed for strength and ease of insertion by surgeons and can be implanted utilizing existing Osteotech instrumentation. The GraftCage(TM) ACX features titanium markers to facilitate intra-operative and post-operative radiographic assessments and an opening for the insertion of bone grafting materials, including a new form of the recently introduced Xpanse(TM) Bone Insert, to allow for maximum graft exposure. This new version of Xpanse(TM) Bone Insert is expected to be launched concurrently with the launch of the GraftCage(TM) ACX.

Sam Owusu-Akyaw, Osteotech's President and Chief Operating Officer, stated, "The GraftCage(TM) ACX is the first in a series of new products from Osteotech manufactured from PEEK material that we expect to introduce into the market over the course of 2006. These products will participate in the overall spinal interbody market which, in 2005, is approximately $558 million of which PEEK products represent approximately $221 million. Used together, the Xpanse(TM) Bone Insert and GraftGage(TM) ACX create a unique vertebral body spacer allowing for maximum end-plate contact, structural support, osteoinductivity and osteoconductivity, which are the four key functional requirements in order to achieve a successful fusion."

The GraftCage(TM) ACX is intended to replace a collapsed, damaged, or unstable vertebral body in the thoracic or lumbar spine. It is indicated for a partial or total vertebrectomy in cases of tumor or trauma related damage to the vertebral body. The GraftCage(TM) ACX is intended to restore the height of a collapsed vertebral body.

Certain statements made in this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that the actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the failure of the FDA to clear the Company's additional 510(k) submissions for its GraftCage(TM) Products, the continued acceptance and growth of current products and services, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in their marketplace, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company's periodic reports (including the Annual report on Form 10-K for the year ended December 31, 2004 and the Form 10-Q for each of the first three quarters of 2005) filed with the Securities and Exchange Commission. All information in this press release is as of December 13, 2005 and the Company undertakes no duty to update this information.

Osteotech, Inc, headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech or this press release, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.


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